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                     _________________________, 2000



Commercial Guaranty Bancshares, Inc.
12695 Metcalf Avenue
Overland Park, Kansas 66213

Ladies and Gentlemen:

      We have acted as counsel to Commercial Guaranty Bancshares,Inc., a Kansas corporation ("CGB"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated January 5, 2000 between Enterbank Holdings, Inc. ("Enterbank") and CGB (the "Agreement").

      Pursuant to the Agreement, Enterbank Acquisition Corp. I ("Acquisition Corp."), a wholly owned subsidiary of Enterbank, will be merged with and into CGB, with CGB being the surviving corporation (the "Merger"). In the Merger, the outstanding shares of CGB common stock, par value $1.00 per share (the
"CGB Common Stock"), other than shares with respect to which dissenters' rights are perfected, will be converted into the right to receive 2.1429 shares of Enterbank common stock, par value $.01 per share (the "Enterbank Common Stock").

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, we have assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement. We have also assumed that the shares of CGB Common Stock are held as capital assets by the stockholders of CGB.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than CGB, we have assumed that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers of CGB, Enterbank and others.

      Based upon and subject to the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that:

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Commercial Guaranty Bancshares, Inc.
____________, 2000
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      1.   The Merger of Acquisition Corp. with and into CGB will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code, and CGB and Enterbank will each be a party to the reorganization within the meaning of section 368(b) of the Internal Revenue Code.

      2. No gain or loss will be recognized by the stockholders of CGB who exchange all of their CGB Common Stock solely for Enterbank Common Stock pursuant to the Merger, except for gain or loss which may be recognized with respect to cash received in lieu of a fractional share interest in Enterbank Common Stock.

      3. The tax basis of Enterbank Common Stock received by the stockholders of CGB in the Merger will equal the tax basis of CGB Common Stock exchanged therefor, adjusted to reflect the impact of the payments of cash for fractional share interests in Enterbank Common Stock.

      4. The holding period of Enterbank Common Stock received by the stockholders of CGB in the Merger will include the holding period of the CGB Common Stock exchanged therefor.

      Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations.

      If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements, published by the United States Internal Revenue Service.
These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                       Very truly yours,


                                       /s/ STINSON, MAG & FIZZELL, P.C.